                                                                   Exhibit 10.15


                         PROFESSIONAL SERVICES AGREEMENT

      This PROFESSIONAL SERVICES AGREEMENT (this "Agreement") is entered into by and between Grove Worldwide, acting through Grove North America, Division of Kidde Industries, Inc. ("Customer"), and Baan U.S.A., Inc. ("Baan"), and describes the terms and conditions pursuant to which Baan will provide professional services with respect to the Software licensed by Baan to Customer and certain subsidiaries of Customer pursuant to a certain Software License and Support Agreement (the "License Agreement"). Any capitalized terms not expressly defined in this Agreement have the meanings given to such terms in the License Agreement.

      In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

1. Scope of Services

      1.1 Services. Baan shall provide the professional services (the "Services") described in Schedule A attached hereto, as amended from time to time by agreement of the parties.

      1.2 Manner of Performance. Baan will retain the sole and exclusive right to control or direct the manner or means by which the Services are performed and may subcontract or assign any or all of its obligations and rights under this Agreement. Any such subcontract or assignment is subject to Customer's consent, which consent shall not be unreasonably withheld or delayed.

      1.3 Software. The Services will be provided for the current release of the Software, unless otherwise specifically noted. Baan will not be responsible for the migration or reimplementation of the Services for Updates, Releases and Versions of the Software, unless Customer separately contracts for such migration or reimplementation.

2 Customizations

      If the Services to be performed hereunder include the development of customized versions of the Software, then the following terms shall apply.

      2.1   Definitions

            (a) "Customizations" means the development of new software and/or the adaptation of the Software by Baan at the request of Customer.

            (b) "Functional Specifications" means the determination of the functional requirements with which the Customizations shall comply.

            (c) "Functional Design" means a detailed statement of the Functional Specifications which includes the screens and print reports to be developed.

      2.2 Development

            (a) Customizations shall be developed in accordance with the Functional Specifications and the Functional Design.

            (b) If Baan is so instructed by Customer, Baan shall develop the Functional Specifications in consultation with the Contact Person, as defined in Section 4.2 below, who shall bear the ultimate responsibilitv on behalf of the Customer. The Functional Specifications shall be approved in writing by the Contact Person on behalf of the Customer.

            (c) If the Functional Specifications are drawn up by the Customer or by a third party on behalf of the Customer, they shall be subject to Bann's prior written approval.

            (d) After approval of the Functional Specifications they shall be detailed by Baan in the Functional Design in consultation with the Customer. The Functional Design shall also be approved in writing on behalf of the Customer by the Contact Person.

            (e) Only after approval of the Functional Design shall the Customizations be developed. The Functional Design shall be binding for the acceptance of the Customizations. All prior oral and/or written undertakings by Baan as well as oral and/or written wishes of the Customer not included in the Functional Design shall herewith be of no further force or effect.

            (f) Within two weeks after the delivery of the Customizations to Customer, the parties shall perform an acceptance test.

      2.3 Acceptance


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            (a)   Immediately after an acceptance test has been executed, the parties shall draw up and sign an official record. This official record shall state whether or not the (relevant part of the) Customizations have been approved.

            (b) In the event of approval the date of signing of the official record shall be regarded as the date of acceptance.

            (c) If (part of) the Customizations are rejected, the reason therefor shall be stated in the official record. Defects which have an adverse effect on the use of the Customizations, but which do not materially interfere with its normal use, shall not constitute a reason for Customer to withhold approval, without prejudice to Baan's obligation to remedy such defects free of charge.

            (d) If the Customer has rejected (part of) the Customizations, new acceptance tests will be executed within four weeks after the date of the previous acceptance test. The official record then to be drawn up shall state whether the defects described in the previous official record have been remedied and whether or not (part of) the Customizations have been approved.

3 Customer's Duties and Responsibilities

      3.1 Data and Information. Customer shall make available in a timely manner at no charge to Baan all technical data, computer facilities, programs, files, documentation, test data, sample output, or other information and resources required by Baan for the performance of the Services. Customer will be responsible for, and assumes the risk of any problems resulting from, the content, accuracy, completeness and consistency of all such data, materials and information supplied by Customer.

      3.2 Equipment. Customer shall provide, at no charge to Baan, office space, services and equipment (such as copiers, fax machines and modems) as Baan reasonably requires to perform the Services.

      3.3 Tasks. Responsibility for the proper implementation of the Software is with Customer, Baan's role is to assist Customer with such implementation. Tasks that are primarily the responsibility of Customer's personnel will remain Customer's responsibility and will remain under Customer's supervision, management and control, even if Baan assists Customer in performing such tasks.

4 Relationship of Parties

      4.1 Independent Contractors. Each party will be and act as an independent contractor and not as an agent or partner of, or joint venture with, the other party for any purpose related to this Agreement or the transactions contemplated by this Agreement, and neither party by virtue of this Agreement will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party.

      4.2 Contact Person. Each party will appoint in writing an employee or agent of such party to act as the "Contact Person" for all communication between the parties related to the Services. The Contact Person will be responsible for monitoring the status of the Services and will schedule regular meetings with both technical and management personnel of each party to review the status of the Services. Either party may change its Contact Person upon written notice to the other.

5 Fees and Payments

      5.1 Fees. Customer shall pay Baan on a time and materials basis for the Services in accordance with the fees set forth on Schedule B attached hereto. Baan will invoice Customer on a biweekly basis as Services are performed. All payments for fees and expenses must be made within thirty (30) days of the date of invoice.

      5.2 Expenses. Customer shall reimburse all reasonable travel and other related expenses incurred by Baan in performance of the Services.

      5.3 Taxes. Customer also agrees to pay or reimburse Baan for all federal, state, dominion, provincial or local sales, use, personal property, excise or other taxes, fees or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of Baan).

      5.4 Interest and further costs. Customer shall pay Baan one (1) per cent interest per month on the outstanding balance of any fees or expenses not paid within thirty (30) days of the date of invoice. Customer shall further be responsible for all costs incurred by Baan in connection with any claim made by Baan in order to recover payment of Customers account, including without limitation, all professional fees and legal costs.


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      5.5   Invoices. Services will commence as soon as practical following
            Baan's receipt and acceptance of a signed copy of this Agreement and a purchase order or other written authorization of the Services. If Customer's procedures allow payment of invoices without a purchase order, Customer shall provide a letter stating that fact to Baan. Notwithstanding the foregoing, no terms, provisions or conditions of any purchase order or other business form or written authorization used by Customer will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Baan to object to such terms, provisions, or conditions.

6 Ownership of Work Product

      6.1 Creations. All software programs (including Customizations), source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries, and inventions made or developed in connection with the Services (collectively, "Creations") will be the sole and exclusive property of Baan.

      6.2 License. Customer will be entitled to use the Creations solely in connection with its authorized use of the Software, such right being embodied in, and subject to, Customer's license of the Software under the License Agreement.

7 Maintenance and Support

      7.1 Term and Termination. Maintenance and Support (as defined below) of any Customizations may be optionally contracted for by Customer concurrent with the execution of this Agreement. If contracted for, Baan's provision of Maintenance and Support to Customer will commence upon the Effective Date and will continue for an initial term of one (1) year. Maintenance and Support will automatically renew at the end of the initial term and any subsequent term for a renewal term of one (1) year unless Customer has provided Baan with a written termination notice of its intention not to renew the Maintenance and Support at least ninety (90) days prior to the expiration of the then-current term. Termination of Maintenance and Support upon failure to renew will not affect Customer's license of the Software or the Creations.

      7.2 Maintenance and Support Services. Maintenance and Support means that Baan will provide telephone assistance with respect to the Customizations, including: (a) clarification of functions and features of the Customizations; (b) clarification of Documentation pertaining to the Customizations, if any; (c) guidance in the operation of the Customizations; and (d) error verification, analysis and correction to the extent possible by telephone. Baan's standard hours of service are Monday through Friday, 9:00 a.m. to 5:00 p.m., local time, except for holidays as observed by Baan. Customer may contract for expanded days and hours of service as agreed upon by Baan.

      7.3 On-site Assistance. At Baan's discretion, Baan can decide to provide Maintenance and Support at the Customer Site. In such event Customer will reimburse Baan for all related traveling expenses and costs for board and lodging.

      7.4 Installation and Conversion. Customer may require Installation and/or conversion of the Customizations. Unless otherwise agreed, the costs hereof shall be invoiced to Customer on the basis of Baan's then-current rates.

      7.5 Maintenance Fee. The Maintenance Fee for standard hours of service for each twelve (12) month period of Maintenance and Support will be 19% of the total amount paid by Customer for the Customizations; provided that Customer has contracted for Maintenance and Support under the License Agreement. Such Maintenance Fee is in addition to the Maintenance Fee due under the License Agreement. Customer owes a percentage of the Maintenance Fee which corresponds to the number of months of the first term. The Maintenance Fee is due and payable in fill in advance within thirty (30) days after the date of Baan's invoice. Any amounts not paid within thirty (30) days will be subject to interest of one percent (1%) per month, which interest will be immediately due and payable. Each calendar year, the Maintenance Fee may be modified by Baan due to general price increases and/or general inflation increases which is reflected in the Consumer Price Index, but shall, for a period of four years from the Effective Date, in no event exceed five percent (5%) plus the increase in the Consumer Price Index for the applicable time period, by written notice to Customer at least thirty (30) days prior to the end of the then-current term. In the event of a modification of the Maintenance Fee, Customer may discontinue Maintenance and Support. If Customer elects not to renew Maintenance and Support, Customer may re-enroll only with Baan's consent and only upon payment of the annual Maintenance Fee for the coming year and fifty (50) per cent of all Maintenance Fees that would have been paid had Customer not terminated Maintenance and Support.


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      7.6   Eligibility of Software/Responsibility of Customer. The provisions of Sections 6.6 and 6.7 of the License Agreement will be applicable to Maintenance and Support for Customizations, as if set forth in full in this Agreement.

      7.7 Assignment of Duties. Baan may assign its duties of Maintenance and Support to a third party, provided that Baan will remain responsible for the actions of such third party. Any such assignment is subject to Customers consent, which consent shall not be unreasonably withheld or delayed.

8 Limited Warranty and Limitation of Liability

      8.1 Baan warrants that for a period of ninety (90) days from Baan's completion of any Customizations, these Customizations will conform to the Functional Specifications. If the Customizations are demonstrated not to conform to such Functional Specifications, Baan will, at Baan's option, undertake to correct the Customizations so it conforms with such Functional Specifications, or, if the foregoing is not commercially practicable, terminate this Agreement and refund the fees paid for the Customizations pursuant to Section
            5.1. The foregoing are Customer's sole and exclusive remedies for breach of warranty. The warranty set forth above is made to and for the benefit of Customer only. The warranty will apply only if:

            (a) the Customizations have been properly used at all times and in accordance with the instructions for use; and

            (b) no modification, alteration or addition has been made to the Software and/or the Customizations, by persons other than Baan or Baans authorized representative.

      8.2 Except as set forth above, Baan makes no warranties, whether express, implied, or statutory, regarding or relating to the Customizations, any Documentation, or any materials or services furnished or provided to Customer under this Agreement Baan specifically disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Customizations, Documentation and said other materials and services, and with respect to the use of any of the foregoing. In addition, Baan disclaims any warranty with respect to, and will not be liable or otherwise responsible for, the operation of the Customizations if programs are made through the use of Baan Tools or non-Baan software that change, or are able to change, the data model of the Customizations.

      8.3 In no event will Baan be liable for any loss of profits, loss of use, business interruption, loss of data, cost of cover, or indirect, special, incidental, or consequential damages of any kind in connection with or arising out of the furnishing, performance or use of the Customizations, or the services, whether alleged as a breach of contract or tortious conduct, including negligence, even if Baan has been advised of the possibility of such damages. In addition, Baan will not be liable for any damages caused by delay in delivery or furnishing the Customizations or the services. Baan's liability under this Agreement for direct, indirect, special incidental and/or consequential damages of any kind, including, without limitation, restitution, will not, in any event, exceed the fees paid by Customer to Baan under Section 5.1 of this Agreement.

      8.4 Customer shall indemnify Baan against all claims by third parties related to (the performance of) this Agreement.

      8.5 The provisions of this Section 8 allocate risks under this Agreement between Customer and Baan. Baan's pricing reflects this allocation of risk and limitation of liabilities.

      8.6 No action arising out of any breach or claimed breach of this Agreement or the transactions contemplated by this Agreement may be brought by either party more than one (1) year after the cause of action has accrued. For purposes of this Agreement, a cause of action will be deemed to have accrued when a party knew or reasonably should have known of the breach or claimed breach.

      8.7 No employee, agent, representative, or affiliate of Baan has authority to bind Baan to any oral representations or warranty concerning the Software or the Services. Any written representation or warranty not expressly contained in this Agreement will not be enforceable.

9 Term and Termination


      9.1 Term. This Agreement will take effect on the Effective Date and will remain in effect, unless earlier terminated in accordance with
            Section 9.2, until all of the Services have been completed.

      9.2   Termination.

            (a) This Agreement may be terminated, with or without cause, by Customer upon thirty (30)


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                  days' prior written notice to Baan, provided that no such
                  termination will entitle Customer to a refund of any portion of the Services fee.

            (b) This Agreement may be terminated by Baan if Customer (i) fails to pay any amount due to Baan under this Agreement within thirty (30) days after Baan gives written notice of such non-payment, or (ii) commits a material non-monetary breach of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days of a written notice of such breach by Baan.

            (c) This Agreement may be terminated by Baan if Customer (i) terminates or suspends its business activities, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes.

            (d) This Agreement may be terminated by Baan if it elects to refund Customer's fees in accordance with Section 8.1 or
                  Section 8.1(c) of the License Agreement..

      9.3 Effect of Termination. Termination of this Agreement will not affect the provisions of this Agreement relating to the payment of amounts due, the provisions of Sections 6 and 8 of this Agreement, or Sections 8, 9 and 13.14 of the License Agreement, all of which will survive termination of this Agreement, regardless of the reason for termination.

10 Incorporation by Reference

      The following Sections of the License Agreement are incorporated herein by this reference as if set forth in full in this Agreement; Sections 4.4, 8, 9, 11, 12 and 13. References in those incorporated Sections to the "Agreement" will mean this Agreement.


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IN WITNESS WHEREOF, the parties have executed this Agreement.

GROVE NORTH AMERICA, DIVISION OF             BAAN U.S.A., INC.
KIDDE INDUSTRIES, INC.

                                             By: /s/ Kevin Calderwood VP
By: /s/ G. F. Heidinger                         -----------------------------
   -----------------------------                    Kevin Calderwood VP
        G. F. Heidinger                      --------------------------------
--------------------------------             (print name and title)
(print name and title)
                                             Date: 7/2/96
Date: 6/29/96
                                             Address:
Address:
                                             11911 Freedom Drive
1565 [ILLEGIBLE]                             Reston, VA  22090

Shady Grove, PA 17256


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

                                     ADDENDA

             ADDENDUM NUMBER ONE TO PROFESSIONAL SERVICES AGREEMENT


      This is Addendum Number One (the "Addendum") to that certain Professional Services Agreement dated June 26, 1996 (the "Agreement"), by and between Grove Worldwide, acting through Grove North America, Division of Kidde Industries, Inc. ("Customer") and Baan U.S.A., Inc. ("Baan").

      In consideration of the mutual covenants set forth herein and in the Agreement, Customer and Baan agree as follows:

      Priority. The parties agree that the Agreement is hereby amended as set forth in this Addendum. Any inconsistency between this Addendum and the Agreement shall be resolved in favor of the intent of the parties as expressed by this Addendum. Terms used herein with the initial letter capitalized which are not otherwise defined herein, shall have the meaning given said terms in the Agreement. The Agreement as amended by this Addendum shall remain in full force and effect.

      Affiliates. For purposes of the Agreement, "Affiliates" shall be included in the definition of "Customer"(first set forth above) and shall mean those operations and/or companies which now or hereafter make-up the Grove Worldwide group of companies. As of the Effective Date, Affiliates include Grove North America (Division of Kidde Industries, Inc.), National Crane Corporation, Grove Europe Limited, Deutsche Grove GmbH, Grove France, the Delta Systems Group, Grove Crane and Grove Manlift. No Affiliate other than Grove North America shall be permitted to exercise any rights granted to Customer under the Agreement until Grove North America advises the Affiliate of its obligations under this Agreement, including this Addendum. Grove North America hereby guarantees the performance of such Affiliates' obligations under the Agreement and shall indemnify and hold harmless Baan from and against all losses, costs, liabilities and expenses arising out of or relating to any breaches by such Affiliates of such obligations.

3.2 Equipment. The words "at the Site" are inserted after the words "Customer shall provide" in Section 3.2.

5.1 Fees. The following phrase is added at the end of Section 5.1, after the period:

      "If Customer decides to pre-pay for all services required for the implementation of the Software from July 1, 1996 through January 1, 1997, these services shall be available to Customer at a discount equal to ten percent (10%) off Baan's then-current list price for those services. The payment for such services shall be due and payable by Customer in full on October 1, 1996."

5.4 Interests and Further Costs. The word "thirty (30)" in the first sentence of Section 5.4 is hereby deleted and replaced by the word "forty-five
      (45)."

The second sentence of Section 5.4 is hereby deleted.

6.1   Creations. Section 6.1 is deleted and replaced by the following:

      "6.1 Creations. All software programs, source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries and inventions made or developed in connection with the Services (collectively, "Creations") will be jointly owned by Baan and Customer, subject to Baan's underlying rights in the Software and, furthermore, Customer's scope of rights to the Creations shall be limited to

                                             Addendum Number One To Professional
                                                              Services Agreement
                                                             Grove North America

================================================================================

Customer's scope of rights to the Software as set forth in the License Agreement. Baan shall have the right to license or otherwise exploit such Creations without the consent of Customer and without accounting to Customer for any royalties or compensation therefrom.

6.2   License. Section 6.2 is deleted in its entirety.

7.5 Maintenance Fee. The words "for each calendar year" are hereby inserted after the words "The Maintenance Fee" in the fourth sentence of Section 7.5.

The words thirty (30)" in the fourth and fifth sentences of Section 7.5 are hereby deleted and replaced by the words "forty-five (45)."

The sixth sentence of Section 7.5 is hereby deleted and replaced by the following:

      "Each calendar year, the Maintenance Fee may be modified by Baan due to general price increases and/or general inflation increases which are reflected in the U.S. Producer Price Index, but Baan agrees that, prior to the fifth anniversary of the Effective Date, the Maintenance Fee shall not increase by more than the increase in the U.S. Producer Price Index, Total Finished Goods, for each year during the applicable time period, by written notice to Customer at least thirty (30) days prior to the end of the then-current term."

Sections 8.4 and 8.6 are hereby deleted in their entirety.

9 Term and Termination. The word "thirty (30)" where it appears in Sections 9.2(a) and 9.2(b) is hereby deleted and replaced by the word "forty-five
      (45)."

      9.3 Effect of Termination. The word "13.14" is hereby deleted and replaced by the word "13.13."

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date first written above.

GROVE NORTH AMERICA, DIVISION
OF KIDDE INDUSTRIES, INC.


By: /s/ G. F Heidinger
    -------------------------------
Name:  G. F Heidinger
Title: SR VP & CFO


BAAN U.S.A., INC.


By: /s/ Kevin Calderwood
    -------------------------------
Name:  Kevin Calderwood
Title: VP


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